Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2020, by and between BATTALION OIL CORPORATION, a Delaware corporation (the “Company”) and Richard H. Little (the “Executive”).

WITNESSETH:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Position. You shall be employed as the Chief Executive Officer of the Company and shall have the duties, responsibilities and authority commensurate with such position and as assigned by the Board of Directors of the Company (the “Board”). You agree that you shall faithfully devote substantially all of your business time, attention and efforts to the duties of your employment.

2. Term. The term of this Agreement will commence on January 1, 2020 and shall end on the first anniversary of such date. The term shall automatically be extended for successive one (1) year periods, unless either party hereto gives written notice of the non-extension of the term to the other party no later than thirty  (30) days prior to the expiration of the then-applicable term. Notwithstanding anything to the contrary, your relationship to the Company throughout your employment will be that of an employee at-will, and either you or the Company may terminate your employment at any time for any reason or no reason (subject to the provisions of Section 9).

3. Place of Employment. Your principal place of employment shall be Houston, Texas and your duties will require business travel to such other locations as shall be reasonably necessary from time to time. You acknowledge and agree that in the course of your employment you will be required to travel on behalf of the Company.

4. Base Salary. Your base salary will be $500,000 (the “Base Salary”) per year, payable in accordance with the Company’s regular payroll practices. The Base Salary shall be reviewed no less frequently than annually.

5. Annual Bonus. You will be eligible for an annual target bonus of 100% of Base Salary (the “Annual Bonus”), subject to the achievement of financial and non-financial targets determined in advance and upon reasonable notice by the Board in its good faith discretion. The actual amount of the Annual Bonus could range higher or lower than the target depending on performance. The Annual Bonus will be paid in the year following the year to which such bonus relates in accordance with the regular payroll and bonus payment practices of the Company, subject to your continued employment through the last day of the applicable bonus year.

6. Long-Term Incentive Award. You are hereby entitled to receive a long term incentive award which may be comprised of stock options, restricted stock, restricted stock units, or other equity, equity-based or cash-awards, or a combination thereof determined by the Compensation Committee in its discretion and approved by the Board. You shall be eligible for future long term incentive awards, the “LTI Awards” on the basis determined by the Compensation Committee and approved by the Board.

7. Employee Benefits. You will be eligible to participate in such employee benefit plans, policies or programs as the Company may maintain for its employees and senior executives generally, as such plans, policies or programs may be adopted, modified or terminated from time to time.

8. Business Expenses. You will be reimbursed for all authorized, reasonable and necessary business expenses that you personally incur on behalf of the Company, provided that such expenses are documented on standard Company expense report forms and verified by proper documentation.

9. Severance Benefits.

A. Standard Severance. If the Company terminates your employment without Cause or you terminate employment for Good Reason (as defined in Exhibit A hereto) prior to the end of the then-applicable employment term under Section 2, the Company will pay to you a lump-sum amount equal to $1,000,000.  In addition, you will receive payment of any accrued but unpaid Base Salary and bonus, payable as soon as administratively practicable following the date of such termination.

B. Release Requirement; Payment. All severance payments and benefits under this Section 9, other than payment of accrued but unpaid Base Salary and bonus, shall be subject to your execution and non-revocation of a waiver and release agreement in a form reasonably satisfactory to the Company within 45 days following your termination date (the “Release”), which Release will be provided to you within three days following your termination date. Such severance payments shall be paid to you in a single cash lump sum on the first payroll date on or following the date that is 60 days following your termination date.

10. Non-Competition. As part of the consideration for the compensation and benefits to be paid to the Executive as defined in Section 9, and in order to protect the Confidential Information (as defined in Exhibit B), business goodwill and business opportunities of the Company, the Executive agrees that, during the Term, or at any time within twelve (12) months after the termination of his employment, he will not, directly or indirectly, engage in or become interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer, or director, any business (other than the Company) that both (i) is engaged in leasing, acquiring, exploring, producing, gathering, or marketing hydrocarbons and/or related products; and (ii) has operations, facilities, field offices or other places

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of business, or owns land or possesses development or drilling rights, in each case, within 30 miles from any location at which the Company or its affiliates have operations, facilities, field offices or other places of business, or own land or possess development or drilling rights; provided, however, that the Executive shall be entitled to continue to invest in those entities, if any, and to invest in stocks, bonds, or other securities in any such business (without participating in such business) if: (a) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market; and such investment does not exceed, in the case of any capital stock of any one issuer, five percent of the issued and outstanding capital stock, or in the case of bonds or other securities, five percent of the aggregate principal amount thereof issued and outstanding; or (b) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

11. Non-Solicitation.  As part of the consideration for the compensation and benefits to be paid to the Executive as defined in Section 9, the Executive agrees that he will not, at any time during your employment term, or at any time within one year after the termination of his employment, for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment any employee of the Company (or any person who was an employee of the Company in the 90-day period before such solicitation) or induce any employee of the Company (or any person who was an employee of the Company in the 90-day period before such inducement) to terminate employment with the Company. Notwithstanding the above, the restrictions relating to persons employed in the 90-day period referenced in the parentheticals in the immediately preceding sentence shall not apply to a person who was a party to an employment agreement with the Company and who is terminated by the Company without Cause. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

12. Conditions. This offer of employment is contingent upon (i) a satisfactory background check of academic, business and other references and your providing legal proof of your identity and authorization to work in the United States, (ii) your representations to the Company that no agreement of noncompetition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), in any way conflicts with or limits your ability to commence or to continue your employment with the Company,  and (iii) your agreement to comply, and continued compliance with, the provisions of Exhibit B hereto and the Company’s policies and procedures that apply generally to all employees of the Company as such policies and procedures may be modified from time to time.

13. Tax Withholding. Notwithstanding anything herein to the contrary, the Company may withhold from any amounts payable hereunder such federal, state and local income, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14. Entire Agreement; Governing Law. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This Agreement and any claim,

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dispute or other matter arising hereunder or related hereto (whether by contract, tort or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without reference to principles of conflicts of law unless superseded by federal law. Executive and the Company agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and you and the Company consent to the jurisdiction of such court. THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN OR WITH RESPECT TO SUCH SUITS, ACTIONS OR PROCEEDINGS. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by you and a duly authorized representative of the Company (other than yourself). For the avoidance of doubt, the termination of this employment agreement shall not impair the rights or obligations of any party hereto under Section 9,  Section 13 or Exhibit B hereto.

15. Section 409A Compliance. It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Internal Revenue Code. Notwithstanding any other payment schedule provided herein to the contrary, if you are deemed on the termination of your employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then any payment that is considered deferred compensation under Section 409A of the Internal Revenue Code payable on account of a “separation from service” shall be made on the date which is the earlier of (i) the expiration of the six month period measured from the date of your “separation from service;” and (ii) the date of your death (the “Delay Period”) to the extent required under Section 409A of the Internal Revenue Code. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence shall be paid to you in a lump sum and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A of the Internal Revenue Code, each installment payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A of the Internal Revenue Code. For the avoidance of doubt, it is intended that any expense reimbursement made to you hereunder will be exempt from Section 409A of the Internal Revenue Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Internal Revenue Code, then (a) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred; and (c) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit.

[Signature page follows]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the day and year first above written.

“COMPANY”		“EXECUTIVE”

BATTALION OIL CORPORATION

By:	/s/ William L. Transier	/s/ Richard H. Little
Name:	William Transier	Richard H. Little
Title:	Chairman of the Board

Employment Agreement – Richard H. Little

Signature Page

Exhibit A

Certain Definitions

1.

“Cause” shall mean: (i) your willful and continued failure to perform your material duties as required hereunder (other than any such failure resulting from your incapacity due to physical or mental illness or disability) or your commission of an act of willful misconduct in any material respect with respect to the Company; (ii) your engaging in conduct which is demonstrably and materially injurious to the Company and/or its affiliates; (iii) your engaging in conduct which is in material violation of any term of this Agreement or the terms of any of the Company’s written policies and procedures (including, without limitation, sexual harassment); (iv) your material breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (v) your willful failure to cooperate with any investigation or inquiry authorized by the Company or an affiliate or conducted by a governmental authority related to the Company’s or an affiliate’s business or your conduct; or (vi) your conviction of, indictment for, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony, any crime involving deceit, fraud, perjury or embezzlement, or any violation of federal or state securities laws. With respect to elements (i) through (v) above, the Company shall provide you with 30 days to cure such failure or conduct following written notice of the specific facts and circumstances that are deemed to constitute Cause, unless such failure or conduct is not reasonably capable of being cured.

2.

“Good Reason” shall mean, subject to the notice and cure provisions below, any of the following actions if taken without the Executive’s prior consent: (i) a reduction in the Executive’s Base Salary or Target Bonus opportunity; (ii) a material reduction in the Executive’s authority, responsibilities or duties; (iii) a permanent relocation of the Executive’s principal place of employment to any location outside of a fifty mile radius of the location from which the Executive served the Company immediately prior to the relocation, or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. To exercise the option to terminate employment for Good Reason, the Executive must provide written notice to the Company of the Executive’s belief that Good Reason exists within 30 days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period or if the Company notifies the Executive that it does not intend to cure such condition(s) before the end of that 30-day period, the Executive may submit a notice of termination to the Company.

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Exhibit B – Page | 1

Exhibit B

Certain Covenants

1. Confidential Information.  You acknowledge that, during the course of your employment, you will have access to and will receive information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is a foundation on which the business of the Company is predicated. With respect to all such Confidential Information (as defined hereafter), you agree, during the term of your employment and thereafter, not to disclose such Confidential Information to any person other than an employee, counsel or advisor of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties hereunder nor to use such Confidential Information for any purpose other than the performance of your duties hereunder. For purposes of this Agreement, “Confidential Information” shall include all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act; (b) provided, disclosed, or delivered to you by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of you or the Company (whether or not such information was developed in the performance of this Agreement). Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. This paragraph shall not preclude you from disclosing Confidential Information if compelled to do so by law or valid legal process, provided that if you believe you are so compelled by law or valid legal process, you will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law. Upon termination of your employment for any reason, you shall immediately return all Confidential Information and other Company property to the Company. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit or interfere with your right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. For purposes of this agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory

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organization or any other federal, state or local governmental agency or commission. Further, notwithstanding anything to the contrary contained herein, you shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

2. Proprietary Matters.  You expressly agree that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by you during your employment term, whether conceived during your regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during your employment term or thereafter), you will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by you and referred to in this paragraph (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

3. Injunctive Relief.  You acknowledge and agree that any violation of this Exhibit B would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of this Exhibit B, the Company shall be entitled to an injunction restraining you from committing or continuing such actual, suspected or threatened breach. The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed of a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity. The parties agree that for purposes of this Exhibit B, the term “Company” shall include the Company and its affiliates.

Employment Agreement – Richard H. Little

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